Exhibit 4
                          AIRGAS, INC.
               2001 EMPLOYEE STOCK PURCHASE PLAN


     1.   Purpose and Effective Date

          The Airgas, Inc. 2001 Employee Stock Purchase Plan (the
"Plan") is designed to encourage and assist employees of Airgas, Inc. ("Airgas") and its subsidiaries (together, the "Company") to acquire an equity interest in the Company through the purchase of shares of Airgas common stock (the "Common Stock"). It is the intention of Airgas to have the Plan qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the provisions of the Plan shall be construed so as to comply with the requirements of section 423. This Plan is first effective
August 2, 2001.

     2.   Administration

          (a) The Plan shall be administered by the Governance and Compensation Committee designated by the Airgas Board of Directors (the "Committee") which shall consist of at least two persons, each of whom is a "non-employee director" as defined under Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), and an "outside director" as defined under section 162(m) of the Code (the "Non-Employee Director"). If any Committee member does not qualify as a Non-Employee Director, then such member shall not participate in any way with respect to Committee action under the Plan and shall not be treated as a member of the Committee for purposes of the Plan. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

          (b) The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the directors who are members of the Committee or acts approved in writing by the unanimous consent of the directors who are members of the Committee (not counting any director who is an employee for either purpose) shall be the valid acts of the Committee.

          (c) Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. The Committee's determination on the foregoing matters shall be final, binding and conclusive.


          (d) Subject to the limitations of Section 18, the Committee shall have the power to amend the Plan from time to time.
In particular, the Committee may increase the option price and/or decrease the option term or make any other changes which the Committee, in its sole discretion, determines are necessary or desirable to preclude the establishment of this Plan or the grant or exercise of any option under it from resulting in a charge to earnings under applicable rules of the Financial Accounting Standards Board.

          (e) The Committee shall have the authority to delegate the regular operation and administration of the Plan to the appropriate officers and employees of the Company.

          (f) Each Committee member shall be acting in the capacity of a director of the Company for the purpose of Article VI of the Company's Certificate of Incorporation in connection with the administration of the Plan or the granting of options under the Plan.

          (g) Each Committee member shall be entitled to indemnification by the Company in accordance with the provisions and limitations of Article VII of the Company's By-Laws, as the same may be amended from time to time, in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of options under the Plan in which he may be involved by reason of his being or having been a Committee member, whether or not he continues to be a Committee member at the time of the action, suit or proceeding.

     3.   Number of Shares

          (a) A maximum of 1,500,000 shares of Common Stock, subject to adjustment upon changes in capitalization of the Company as provided in Subsection (b), may be purchased under the Plan. Shares sold under the Plan may be newly issued shares or shares held in or hereafter acquired for the Company's treasury, but all shares sold under the Plan, regardless of source, shall be counted against the 1,500,000 share limitation.

          (b) The aggregate number of shares and class of shares as to which options may be granted hereunder, the number of shares covered by each outstanding option and the option exercise price thereof shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or other outstanding equity security or a recapitalization or other capital adjustment (not including the issuance of Common Stock upon the conversion of other securities of the Company which are convertible into Common Stock) affecting the Common Stock which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Subsection and any such determination by the Committee shall be final, binding and conclusive.

     4.   Eligibility Requirements

          (a) Each Covered Employee, as defined in Subsection (b), shall become eligible to participate in the Plan on the first day of the calendar quarter (January 1, April 1, July 1, October 1) following his commencement of employment with Airgas or any Participating Subsidiary.

          (b) "Covered Employee" means each Employee, as defined in Subsection (c), other than:

               (i) An employee who, immediately upon enrollment in the Plan, would own stock directly or indirectly, or hold options, warrants or rights to acquire stock, which in the aggregate represents five percent or more of the total combined voting power or value of all classes of stock of the Company;

               (ii) An employee who is customarily employed by the Company less than 20 hours per week or less than five months in any calendar year; and

               (iii) An employee who is prohibited by the laws of the nation of his residence or employment from participating in the Plan.

          (c) "Employee" shall mean any individual who is an employee within the meaning of section 3401(c) of the Code and the Treasury Regulations thereunder of Airgas or a Participating Subsidiary.
Unless otherwise designated by the Board of Directors, each corporation described in section 424(e) or (f) of the Code shall be a "Participating Subsidiary".

     5.   Enrollment and Reenrollment

     Each Eligible Employee may become a Participant as of the first Trading Day that occurs in January, April, July, or October of each year, or such other days as may be established by the Committee from time to time (the "Enrollment Dates"), by completing and executing an enrollment form and submitting such form to the Company. Any enrollment form received by the Company on or before the 15th day of the month immediately preceding the month which contains an Enrollment Date (or received on or before the Enrollment Date in the case of an Employee who becomes an Eligible Employee after such 15th day), or such other date established by the Committee from time to time, will be effective on that Enrollment Date. A "Trading Day" is any day on which regular trading occurs on any established stock exchange or market system on which the Common Stock is traded.

     6.   Grant of Option on Enrollment or Reenrollment

          (a) Each Covered Employee who enrolls or re-enrolls in the Plan is granted, as of his Enrollment Date, an option to purchase shares of Common Stock from Airgas under the Plan. Any Participant whose option expires and who has not withdrawn from the Plan will be automatically re-enrolled in the Plan and granted a new option on the Enrollment Date immediately following the date on which the option expires.

          (b) In addition, if the "fair market value" (as defined in Subsection 8(e)) of the Common Stock on any later Enrollment Date is equal to or less than the fair market value on the Enrollment Date as of which any outstanding option was granted, then (A) the earlier outstanding option shall expire automatically (as provided under Subsection 6(c)) and (B) a new option shall be granted automatically on the later Enrollment Date, which date shall be referred to as an "Automatic Enrollment Date". An Automatic Enrollment Date shall be treated as an Enrollment Date for purposes of establishing the number of shares available for purchase, the term and any other operative provision of an option granted on an Automatic
Enrollment Date.

          (c) Each option granted under the Plan shall have the following terms.

               (i) The option shall expire 27 months after the Enrollment Date, or after such shorter option period as may be established by the Committee from time to time; notwithstanding the foregoing, however, whether or not the option has been fully exercised, the option shall expire on the earliest to occur of (A) the completion of the purchase of shares on the last Purchase Date occurring within 27 months after the Enrollment Date, or such shorter option period as may be established by the Committee before an Enrollment Date for all options to be granted on such date, or (B) the occurrence of an Automatic Enrollment Date after the date on which an option is granted under Subsection 6(a), or (C) the date on which the Employee's participation in the Plan terminates for any reason.

               (ii) Payment for shares under the option shall be made only through payroll withholding in accordance with Section 7.

               (iii) Purchase of shares upon exercise of the option will be effected only on the Purchase Dates established in accordance with
Section 8.

               (iv) The price per share under the option will be determined as provided in Section 8.

               (v) Unless otherwise established by the Committee before an Enrollment Date for all options to be granted on such Enrollment Date, the number of shares available for purchase under an option granted to a Participant will be determined by dividing $25,000 by the "fair market value" (as defined in Subsection 8(e)) of a share of Common Stock on the Enrollment Date and by multiplying the result by the number of calendar years included in whole or in part in the period from the Enrollment Date to the expiration of the options.

               (vi) The option (together with all other options then outstanding under this and all other similar stock purchase plans of Airgas and any subsidiary of Airgas) will in no event give the Participant the right to purchase shares in a calendar year which have a fair market value in excess of $25,000, determined at the applicable Enrollment Dates.

               (vii) The option will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.

     7.   Payroll Withholding and Tax Withholding

          (a) Each Participant shall elect, before the Enrollment Date as of which his participation is effective, to have amounts withheld from his compensation paid by the Company during the option period, at a rate equal to any whole percentage up to a maximum of fifteen percent (15%), or such lesser percentage as the Committee may establish from time to time. For this purpose, compensation includes regular salary payments, overtime pay, and Participant elective contributions to the Company's benefit plans which are excluded from taxation under section 125, 132 or 402 of the Code, but excludes all other payment including, without limitation, payment of deferred compensation, Company profit sharing and matching contributions to the Airgas, Inc. 401(k) Plan, long-term disability, workers' compensation payments, relocation payments, performance bonuses and expense reimbursements (including but not limited to travel, entertainment, and moving expenses). Each Participant shall designate a rate of withholding in his enrollment form and may elect to increase or decrease the rate of withholding effective as of any subsequent Enrollment Date, by delivery to the Company not later than 15 days before such Enrollment Date, of written notice setting forth the withholding rate.

          (b) Payroll withholdings shall be credited to an account maintained by the Company on behalf of each Participant, as soon as practicable after the withholding occurs. The amounts so withheld shall remain general assets of the Company until applied to the purchase of shares of Common Stock under the Plan. The Company shall have no obligation to pay interest on withholdings to any Participant and shall not be obligated to segregate withholdings.

          (c) Upon disposition (within in the meaning of section 424(c) of the Code) of shares acquired by exercise of an option, each Participant shall pay, or make provision adequate to the Company for payment of, all federal, state, and other taxes and any other amount that the Company determines, in its discretion, are then required (whether or not by tax withholding), including any such payment or withholding that the Company determines in its discretion is necessary to allow the Company to claim tax deductions or other benefits in connection with the disposition. A Participant shall make such similar provisions for any other payment that the Company determines, in its discretion, are required due to the exercise of an option, including such provisions as are necessary to allow the Company to claim tax deductions or other benefits in connection with the exercise of the option.

     8.   Purchase of Shares

          (a) On each "Purchase Date" within the option period, the Company shall apply the funds then credited to each Participant's payroll withholdings account to the purchase of whole shares of Common Stock. A "Purchase Date" shall be the last Trading Day of each month immediately preceding a month containing an Enrollment Date, or on such other day as may be established by the Committee from time to time.

          (b) The cost to the Participant of shares purchased under any option shall be not less than 85%, or such greater percentage as the Committee shall determine, of the lower of:

               (i) the fair market value of the Common Stock on the Enrollment Date as of which such option was granted; or

               (ii) the fair market value of the Common Stock on the Purchase Date of such shares.

          (c) Any funds in an amount less than the cost of one share of Common Stock remaining in a Participant's payroll withholdings account on a Purchase Date after any purchase made pursuant to Subsection (a) shall be carried forward in such account for application on the next Purchase Date.

          (d) If on any Purchase Date, the number of shares available under the Plan are less than the number all Participants would otherwise be entitled to purchase on such date, purchases shall be reduced proportionately to eliminate the difference. Any funds that cannot be applied to the purchase of shares due to such a reduction shall be refunded to Participants as soon as administratively feasible.

          (e) For purposes of the Plan, the fair market value of the Common Stock as of any date shall be the closing price of the Common Stock on such date on the New York Stock Exchange (or such other exchange as the Committee selects).

     9.   Withdrawal from the Plan

     A Participant may withdraw from the Plan in full (but not in part) at any time, effective after written notice thereof is received by the Company. All funds credited to a Participant's payroll withholdings account shall be distributed to him without interest within 60 days after notice of withdrawal is received by the Company. Any Eligible Employee who has withdrawn from the Plan may enroll in the Plan again on any subsequent Enrollment Date in accordance with the provisions of Section 5.

     10.  Termination of Employment

     Participation in the Plan terminates immediately when a Participant ceases to be a Covered Employee for any reason whatsoever (including death, disability or transfer to a subsidiary of the Company that is not a Participating Subsidiary). As soon as administratively feasible after termination, the Company shall pay to the Participant or his beneficiary or legal representative, all amounts credited to the Participant's payroll withholdings account; provided, however, that if a Participant ceases to be a Covered Employee because of the commencement of employment with a subsidiary of the Company that is not a Participating Subsidiary, funds then credited to such Participant's payroll withholdings account shall be applied to the purchase of whole shares of Common Stock at the next Purchase Date and any funds remaining after such purchase shall be paid to the Participant.

     11.  Distribution upon Death

     As soon as administratively feasible after the death of a Participant, amounts credited to his account shall be paid in cash to the executor, administrator, or other legal representative of the Participant's estate. Such payment shall relieve the Company of further liability with respect to the Plan on account of the deceased Participant.

     12.  Assignment

          (a) The rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except to the extent permitted by Section 11. No Participant may create a lien on any funds, securities, rights, or other property held by the Company for the account of the Participant under the Plan.

          (b) A Participant's right to purchase shares under the Plan shall be exercisable only during the Participant's lifetime and only by him, except that a Participant may direct the Company in the enrollment form to issue share certificates to the Participant and his spouse in community property, to the Participant jointly with one or more other persons with right of survivorship, or to certain forms of trusts approved by the Committee.

     13.  Administrative Assistance

          (a) The Committee may retain a brokerage firm, bank, or other financial institution to assist in the purchase or sale of shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by the laws of the nation of his employment or residence) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his behalf at such institution. Shares purchased by a Participant under the Plan shall be issued to and held in the account established for such Participant.

          (b) The Committee may restrict the transfer of Shares purchased under the Plan out of any account established with an institution pursuant to Subsection (a) as the Committee determines is necessary or desirable to facilitate administration of the Plan or compliance with Section 7 of the Plan.

     14.  Costs

     All costs and expenses incurred in administering the Plan shall be paid by Airgas, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the accounts of Participants to whom such expenses are attributable. Any brokerage fees for the purchase of shares by a Participant shall be paid by Airgas, but brokerage fees for the resale of shares by a Participant shall be paid by the Participant.

     15.  Equal Rights and Privileges

     All Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of section 423 of the Code and the Treasury Regulations thereunder. Any provision of the Plan which is inconsistent with section 423 of the Code shall without further act or amendment by the Company, the Board of Directors or the Committee be reformed to comply with the requirements of section 423. This Section 15 shall take precedence over all other provisions of the Plan.

     16.  Applicable Law

     Except to the extent superseded by Federal law, the Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

     17.  Gender and Number

     Except where otherwise clearly indicated by context, the masculine shall include the feminine and the singular shall include the plural.

     18.  Modification and Termination

          (a) The Committee may amend, alter, or terminate the Plan at any time, including amendments to outstanding options. No amendment shall be effective unless within 12 months after it is adopted by the Committee, it is approved by the holders of a majority of the votes cast at a duly held shareholders' meeting, if such amendment would:

               (i) increase the number of shares reserved for purchase under the Plan;

or

               (ii) amend the requirements regarding the class of Employees eligible to purchase stock under the Plan.

          (b) In the event the Plan is terminated, the Committee may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned to the Participants as soon as administratively feasible.

          (c) In the event of the sale of all or substantially all of the assets of Airgas, or the merger of Airgas with or into another corporation, or the dissolution or liquidation of Airgas, a Purchase Date shall occur on the Trading Day immediately preceding the date of such event, unless otherwise provided by the Committee in its sole discretion, including provision for the assumption or substitution of each option under the Plan by the successor or surviving corporation, or a parent or subsidiary thereof.

     19.  Rights as an Employee

     Nothing in the Plan shall be construed to give any person the right to remain in the employ of the Company or to affect the Company's right to terminate the employment of any person at any time with or without cause.

     20.  Rights as a Shareholder; Delivery of Certificates

     Participants shall be treated as the owners of their shares effective as of the Purchase Date.

     21.  Board and Shareholder Approval

     The Plan was approved by the Governance and Compensation Committee of the Board on May 2, 2001 and will be submitted to the shareholders on August 2, 2001.


                                         AIRGAS, INC.


                                         By: /S/PETER McCAUSLAND
                                         ------------------------------
                                         Peter McCausland
                                         Chairman and Chief Executive Officer



                                         Date:  June 25, 2001